UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

April 13, 2007

Date of Report (Date of earliest event reported)

NEW PEOPLES BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 000-33411

Virginia (State or other jurisdiction of incorporation or organization)	31-1804543 (I.R.S. Employer Identification No.)
67 Commerce Drive Honaker, Virginia (Address of principal executive offices)	24260 (Zip Code)

(276) 873-7000

(Registrant’s telephone number, including area code)

n/a

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On April 13, 2007, New Peoples Bank (“NPB”), a wholly-owned subsidiary of New Peoples Bankshares, Inc. (the “Registrant”), entered into a Purchase and Assumption Agreement, dated as of April 13, 2007 (the “Agreement”) with FNB Southeast, a North Carolina banking corporation and a wholly-owned subsidiary of FNB Financial Services Corporation (“FNB”), to acquire two FNB Southeast branches located in the Norton and Pennington Gap, Virginia area.

The Agreement provides that NPB will assume the deposits, fixed assets and certain of the outstanding loans of the FNB Southeast branches. In the aggregate, the transaction covers approximately $60.4 million in deposits and $14.6 million of loans. Under the terms of the Agreement, NPB will pay FNB Southeast a premium on the outstanding deposits on the effective date of the transaction, plus the net book value of the loans, and certain other amounts for the real and personal property of the branches.

Consummation of the transaction is subject to a number of customary conditions including the receipt of all required regulatory approvals. The transaction is expected to be completed in the second quarter of 2007.

The Agreement is attached hereto as Exhibit 99.1 to this Form 8-K and is incorporated herein by this reference. A copy of the press release, dated April 17, 2007 issued by the Registrant, which describes the transaction, is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Purchase and Assumption Agreement, dated as of April 13, 2007, between New Peoples Bank and FNB Southeast.

99.2	Press release dated April 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                               NEW PEOPLES BANKSHARES, INC.

Date:  April 17, 2007

By:  /s/ C. Todd Asbury

C. Todd Asbury

Senior Vice President and

   Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Purchase and Assumption Agreement, dated as of April 13, 2007, between New Peoples Bank and FNB Southeast.

99.2	Press release dated April 17, 2007.